Exhibit 10.b
April 25, 2022

Ben Duke

Dear Ben:

On behalf of Polaris Inc. (“Polaris” or “Company”), I am pleased to offer you a promotion to President, Marine.

I.Title and Position
Your title will be President, Marine, and you will report to Mike Speetzen, Chief Executive Officer of Polaris.

II.Start Date
You will start in this new role effective May 5, 2022. This will be the effective date for calculating the cash incentives set forth below.

III.Base Salary
Effective as of May 5, 2022, your new annual base salary will be $535,000 paid bi-weekly, less all applicable withholdings and deductions. Your compensation package will be reviewed annually and will be subject to the approval of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”). Your first compensation review will be in January 2023. Any changes will be effective April 1, 2023.

IV.Cash Incentive Compensation
You will be a “B2” Level executive under the terms of our Senior Executive Annual Incentive Plan. Your payment under the Senior Executive Annual Incentive Plan will be dependent upon your performance, the performance of the Company and the Marine division, and the final determination of the Compensation Committee. Your target payout for the Senior Executive Annual Incentive Plan will be 65% of eligible earnings paid during the year, subject to adjustments made by the Compensation Committee. You will first become eligible for the Senior Executive Annual Incentive Plan for the 2022 plan year, to be paid in 2023, on a prorated basis.

V.Long Term Incentive Plan
You will continue to be eligible to participate in the Company’s long-term incentive program on terms and conditions to be approved by the Compensation Committee. Your current target annual long-term incentive value will be $670,000. In addition, subject to your execution of this offer letter, you will be granted an incremental long-term incentive award (the “Incremental LTI Award”) with a grant date fair value of $375,000, subject to the approval of the Compensation Committee. This Incremental LTI Award will be comprised of the same LTI mix of awards, vesting schedule, performance period and conditions as the standard annual long-term incentive award granted in January 2022 to executive officers, with 50% stock options, 25%

performance-based restricted stock units for the 2022-2024 performance cycle, and 25% time-based restricted stock units. In addition, the Incremental LTI Award will be subject to your execution/acceptance of the applicable grant agreement and the terms and conditions of the Amended and Restated Polaris Inc. 2007 Omnibus Incentive Plan.

VI.Benefits & Perquisites
You will be eligible to participate in Polaris’ benefit programs generally offered to executive officers. You will also be eligible to participate and receive perquisites (attached for your reference) made available by Polaris to its executives. The benefits and perquisites are subject to change at any time by the Compensation Committee.

VII.Severance Agreement
Polaris will enter into a standard executive severance agreement, effective May 5, 2022, for executive-level employees that will provide for, among other things, severance in the amount of 2x your 3-year average annual cash compensation in the event of a change of control and 1x your annual cash compensation in the event of any involuntary termination.

VIII. Company Policies
You continue to be subject to the policies and procedures of the Company as in effect from time to time, including without limitation, the Company’s Stock Ownership Guidelines, Insider Trading Policy, and Clawback Policy.

IX.Other Terms
Your employment with Polaris is at will and nothing in this offer letter should be construed as altering that status.

All components of this offer are contingent on approval of the Polaris Compensation Committee and the Board of Directors.

This offer is contingent on your execution and return of the enclosed Non-Competition, Non-Solicitation, and Confidentiality Agreement before the Effective Date. On or around the Effective Date, you will also be required to acknowledge or execute Polaris’ (i) Employee Proprietary Information and Conflict of Interest Agreement, Code of Conduct, and (ii) Employee Handbook.

This letter supersedes and replaces any previous offer letters from Polaris or any of its affiliates.

Ben, I am very excited to have you join my staff and lead the Marine team. Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment.

Very truly yours,

Michael T. Speetzen
Chief Executive Officer

Accepted and agreed on 26 April, 2022.

/s/ Benjamin D. Duke
_______________________
Benjamin D. Duke